Exhibit 99.1

European Wax Center, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results

Fiscal Year 2025 versus 2024

•
1,047 total centers in 44 states, a 1.9% decrease versus 1,067 centers in the prior year period.
•
System-wide sales of $947.3 million decreased 0.4%
•
Total revenue of $206.6 million decreased 4.7%
•
Same-store sales increased 0.2%
•
GAAP net income of $11.9 million decreased 19.2%
•
Adjusted Net Income of $36.2 million decreased 11.6%
•
Adjusted EBITDA of $73.3 million decreased 3.0%

Plano, TX, March 4, 2026- Today, European Wax Center, Inc. (NASDAQ: EWCZ), the leading franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 52 weeks ended January 3, 2026.

Results for the Fourth Quarter of Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 1 and closed 7 centers. We ended the quarter with 1,047 centers, representing a 1.9% decrease versus 1,067 centers in the prior year period.
•
System-wide sales of $225.6 million decreased 1.6% from $229.3 million in the prior year period, primarily driven by a shift in service mix.
•
Total revenue of $45.1 million decreased 9.3% from $49.7 million in the prior year period.
•
Same-store sales decreased 0.1%.
•
Selling, general and administrative expenses (“SG&A”) of $15.5 million increased 4.3% from $14.8 million in the prior year period. SG&A as a percent of total revenue increased 450 basis points to 34.3% from 29.8% primarily driven by strategic investments in headcount to support long-term growth initiatives and lower revenue primarily resulting from one-time support investments to franchisees.
•
Interest expense, net of $6.6 million increased from $6.4 million in the prior year period.
•
Income tax benefit decreased to $0.7 million from $1.6 million in the prior year period primarily due to an increase in state and local taxes, partially offset by the pretax loss in the current period.
•
Net loss of $1.5 million decreased 147.5% from net income of $3.1 million, and Adjusted Net Income of $4.2 million decreased 64.4% from $11.9 million in the prior year period. Net loss margin decreased 940 basis points to 3.2% from net income margin of 6.2%.
•
Adjusted EBITDA of $12.7 million decreased 33.1% from $19.0 million in the prior year period. Adjusted EBITDA Margin decreased 1,000 basis points to 28.1% from 38.1%.

Annual Results for Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 11 and closed 31 centers in fiscal 2025.
•
System-wide sales of $947.3 million decreased 0.4% from $951.0 million compared to the prior year.
•
Total revenue of $206.6 million decreased 4.7% from $216.9 million in the prior year.
•
Same-store sales increased 0.2%.
•
Selling, general and administrative expenses (“SG&A”) of $58.4 million decreased 0.6% from $58.7 million in the prior year. SG&A as a percent of total revenue increased 110 basis points to 28.2% from 27.1% primarily driven by lower revenue, as SG&A expenses were generally consistent year-over-year.
•
Interest expense, net of $26.3 million increased from $25.5 million in the prior year.

•
Income tax expense increased to $4.7 million from $2.2 million in the prior year. The effective tax rate increased to 28.5% from 13.0% in the prior year-to-date period, primarily due to an increase related to our investment in EWC Ventures LLC, an increase related to state and local taxes, partially offset by decreases related to equity-based compensation.
•
Net income of $11.9 million decreased 19.2% from $14.7 million, and Adjusted Net Income of $36.2 million decreased 11.6% from $40.9 million in the prior year. Net income margin decreased 110 basis points to 5.7% from 6.8%.
•
Adjusted EBITDA of $73.3 million decreased 3.0% from $75.5 million in the prior year. Adjusted EBITDA Margin increased 70 basis points to 35.5% from 34.8%.
•
The Company repurchased approximately 1.4 million shares of its Class A Common Stock during the period for $5.7 million, bringing cumulative repurchases under the Company’s current $50 million authorization to $45.9 million.

Balance Sheet and Cash Flow

The Company ended the year with $76.1 million in cash and cash equivalents, $6.4 million in restricted cash, $386.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $7.8 million during the quarter and $53.0 million in fiscal 2025.

2026 Outlook and Conference Call Update

On February 10, 2026, European Wax Center, Inc. announced that it entered into a definitive agreement to be taken private by General Atlantic, a leading global investor, in an all-cash transaction. Upon completion of the transaction, European Wax Center’s class A common stock will no longer be publicly listed, and European Wax Center will become a privately held company. In light of the transaction, European Wax Center will not host a conference call or provide financial guidance for fiscal year 2026 in conjunction with this quarter’s report. For further detail concerning the Proposed Transaction, please refer to our Current Report on Form 8-K filed with the SEC on February 10, 2026. For further detail and discussion of our financial performance, please refer to our Annual Report on Form 10-K for the fiscal year 2025 ended January 3, 2026 upon its filing with the SEC.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform approximately 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which includes more than 1,000 centers in 44 states, generated sales of $947 million in fiscal 2025. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2025, expected center openings and closures, its capital allocation strategy, including the share repurchase program and its long-term targets and algorithm, including but not limited to statements under the headings “Fiscal 2025 Financial Outlook” and “Fiscal 2025 Net New Center Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ from the Company's expectations include, but are not limited to, the following risks related to its business: the operational and financial results of franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain and effectively respond to a loss of key executives; recruitment efforts; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver their products; changes in supply costs and decreases in the Company’s product sourcing revenue, including due to the imposition of tariffs; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits the Company may claim; changes in general economic and business conditions, including changes due to tariff policy and geopolitical tensions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended January 4, 2025 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Net Leverage Ratio. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

We define Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, amortization of intangible assets, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Prior to the first quarter of 2025, the Company did not include amortization of intangible assets in the calculation. However, the Company revised the definition in the first quarter of 2025 as a result of a change in the way management reviews Adjusted Net Income (Loss) in order to remove the impact of the non-cash amortization of intangible assets which management does not view as part of our core operations. Management believes excluding this enables investors to evaluate more clearly and consistently the Company's core operating performance in the same manner that management evaluates its core operating performance. The comparative period was also adjusted based on the revised definition.

We define Net Leverage Ratio as the total principal balance of our outstanding debt (“total debt”) less cash and cash equivalents, then divided by Adjusted EBITDA for the trailing twelve months.

Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted Net Income (Loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in sales over a comparable 52-week period year over year from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	January 3, 2026	January 4, 2025
ASSETS
Current assets:
Cash and cash equivalents	$76,060	$49,725
Restricted cash	6,421	6,469
Accounts receivable, net	10,957	7,283
Inventory, net	17,772	19,070
Prepaid expenses and other current assets	5,329	5,292
Total current assets	116,539	87,839
Property and equipment, net	10,788	2,313
Operating lease right-of-use assets	3,378	3,313
Intangible assets, net	412,826	432,160
Goodwill	39,112	39,112
Deferred income taxes	141,332	140,315
Other non-current assets	1,285	2,015
Total assets	$725,260	$707,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$25,118	$17,354
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	8,735	9,353
Deferred revenue, current portion	4,057	4,149
Operating lease liabilities, current portion	1,234	1,255
Total current liabilities	43,144	36,111
Long-term debt, net	374,827	373,246
Tax receivable agreement liability, net of current portion	192,735	194,917
Deferred revenue, net of current portion	4,732	5,836
Operating lease liabilities, net of current portion	2,244	2,318
Deferred tax liability	845	738
Other long-term liabilities	1,859	2,309
Total liabilities	620,386	615,475
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of January 3, 2026 and January 4, 2025, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 53,576,183 and 51,713,132 shares issued and 43,757,406 and 43,323,183 outstanding as of January 3, 2026 and January 4, 2025, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 10,628,216 and 12,005,172 shares issued and outstanding as of January 3, 2026 and January 4, 2025, respectively)	—	—
Treasury stock, at cost, 9,818,777 and 8,389,949 shares of Class A common stock as of January 3, 2026 and January 4, 2025, respectively	(86,240)	(80,148)
Additional paid-in capital	257,246	244,611
Accumulated deficit	(91,734)	(100,416)
Total stockholders’ equity attributable to European Wax Center, Inc.	79,272	64,047
Noncontrolling interests	25,602	27,545
Total stockholders’ equity	104,874	91,592
Total liabilities and stockholders’ equity	$725,260	$707,067

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	For the Thirteen Weeks Ended		For the Years Ended
	January 3, 2026	January 4, 2025	January 3, 2026	January 4, 2025
REVENUE
Product sales	$22,574	$26,348	$112,566	$121,453
Royalty fees	12,508	12,780	52,409	53,094
Marketing fees	7,222	7,330	30,107	30,171
Other revenue	2,799	3,283	11,544	12,198
Total revenue	45,103	49,741	206,626	216,916
OPERATING EXPENSES
Cost of revenue	11,907	12,762	53,834	57,313
Selling, general and administrative	15,482	14,845	58,365	58,696
Advertising	7,883	4,276	30,898	32,949
Depreciation and amortization	5,377	5,033	20,402	20,279
Loss (gain) on disposal or impairment of assets	—	—	125	(2)
Gain on sale of centers	—	—	—	(81)
Total operating expenses	40,649	36,916	163,624	169,154
Income from operations	4,454	12,825	43,002	47,762
Interest expense, net	6,560	6,449	26,307	25,492
Other expense	83	4,864	91	5,399
(Loss) income before income taxes	(2,189)	1,512	16,604	16,871
Income tax expense (benefit)	(728)	(1,561)	4,735	2,190
NET (LOSS) INCOME	$(1,461)	$3,073	$11,869	$14,681
Less: Net (loss) income attributable to noncontrolling interests	(874)	1,105	3,187	4,219
NET (LOSS) INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$(587)	$1,968	$8,682	$10,462

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years Ended
	January 3, 2026	January 4, 2025
Cash flows from operating activities:
Net income	$11,869	$14,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,402	20,279
Amortization of deferred financing costs	5,924	5,590
(Decrease) provision for inventory obsolescence	(61)	259
Provision for bad debts	17	570
Gain on sale of centers	—	(81)
Loss on disposal of property and equipment	125	3
Deferred income taxes	4,345	2,334
Remeasurement of tax receivable agreement liability	91	5,399
Equity compensation	6,531	5,150
Changes in assets and liabilities:
Accounts receivable	(3,690)	1,327
Inventory, net	1,359	1,418
Prepaid expenses and other assets	1,315	2,800
Accounts payable and accrued liabilities	7,566	(417)
Deferred revenue	(1,196)	(1,704)
Other long-term liabilities	(1,598)	(1,102)
Net cash provided by operating activities	52,999	56,506
Cash flows from investing activities:
Purchases of property and equipment	(2,912)	(521)
Cash received for sale of center	—	135
Net cash used in investing activities	(2,912)	(386)
Cash flows from financing activities:
Principal payments on long-term debt	(4,000)	(4,000)
Distributions to EWC Ventures LLC members	(3,754)	(4,313)
Repurchase of Class A common stock	(6,092)	(40,148)
Taxes on vested restricted stock units paid by withholding shares	(171)	(557)
Dividend equivalents to holders of EWC Ventures units	(10)	(789)
Payments pursuant to tax receivable agreement	(9,773)	(9,347)
Net cash used in financing activities	(23,800)	(59,154)
Net increase (decrease) in cash, cash equivalents and restricted cash	26,287	(3,034)
Cash, cash equivalents and restricted cash, beginning of period	56,194	59,228
Cash, cash equivalents and restricted cash, end of period	$82,481	$56,194
Supplemental cash flow information:
Cash paid for interest	$21,671	$21,894
Cash paid for income taxes	$214	$498
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$105	$593
Property purchases included in additional paid-in capital	$6,526	$116
Right-of-use assets obtained in exchange for operating lease liabilities	$1,199	$592

Reconciliation of Net Income to Adjusted Net Income:

	For the Thirteen Weeks Ended		For the Years Ended
	January 3, 2026	January 4, 2025	January 3, 2026	January 4, 2025
(in thousands)
Net (loss) income	$(1,461)	$3,073	$11,869	$14,681
Share-based compensation(1)	1,165	945	6,531	5,150
Remeasurement of tax receivable agreement liability(2)	83	4,864	91	5,399
Gain on sale of center(3)	—	—	—	(81)
Loss on disposal or impairment of assets(4)	—	—	125	—
Legal settlements(5)	—	15	261	(724)
Executive severance(6)	—	—	465	1,548
Reorganization costs(7)	—	140	240	630
Business transformation costs(8)	1,686	—	2,236	—
Terminated debt offering costs(9)	—	(3)	—	941
Tax effect of adjustments to net income(10)	(1,064)	(916)	(1,108)	(1,930)
Adjusted Net Income, as previously defined	$409	$8,118	$20,710	$25,614
Amortization of intangible assets(11)	4,834	4,834	19,335	19,335
Tax effect of adjustments to net income(10)	(1,025)	(1,092)	(3,860)	(4,003)
Adjusted Net Income	$4,218	$11,860	$36,185	$40,946

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the loss on disposal or impairment of assets

(5) In the current fiscal year, the amount represents the estimated exposure to the Company resulting from a lawsuit, and in the prior fiscal year, the amount represents the collection of cash proceeds from a legal judgment, both of which were not resulting from our core operations.

(6) Represents cash severance paid or payable to former executives.

(7) Represents costs associated with the Company's return-to-office mandate.

(8) Represents costs related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(9) Represents costs related to a debt offering the Company evaluated and subsequently decided to terminate.

(10) Represents the estimated income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments. The tax effect of the add-back of share-based compensation results in a further increase to net income due to the elimination of the Section 162(m) permanent difference that resulted from nondeductible officer share-based compensation.

(11) Represents the amortization of franchisee relationships and reacquired rights.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Years Ended		Trailing Twelve Months Ended
	January 3, 2026	January 4, 2025	January 3, 2026	January 4, 2025	January 3, 2026
(in thousands)
Net (loss) income	$(1,461)	$3,073	$11,869	$14,681	$11,869
Interest expense, net	6,560	6,449	26,307	25,492	26,307
Income tax expense (benefit)	(728)	(1,561)	4,735	2,190	4,735
Depreciation and amortization	5,377	5,033	20,402	20,279	20,402
EBITDA	$9,748	$12,994	$63,313	$62,642	$63,313
Share-based compensation(1)	1,165	945	6,531	5,150	6,531
Remeasurement of tax receivable agreement liability(2)	83	4,864	91	5,399	91
Gain on sale of center(3)	—	—	—	(81)	—
Loss on disposal or impairment of assets(4)	—	—	125	—	125
Legal settlements(5)	—	15	261	(724)	261
Executive severance(6)	—	—	465	1,548	465
Reorganization costs(7)	—	140	240	630	240
Business transformation costs(8)	1,686	—	2,236	—	2,236
Terminated debt offering costs(9)	—	(3)	—	941	—
Adjusted EBITDA	$12,682	$18,955	$73,262	$75,505	$73,262
Total revenue	$45,103	$49,741	$206,626	$216,916	$206,626
Net income (loss) margin	(3.2)%	6.2%	5.7%	6.8%	5.7%
Adjusted EBITDA Margin	28.1%	38.1%	35.5%	34.8%	35.5%

(1) Represents non-cash equity-based compensation expense.

(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the loss on disposal or impairment of assets

(5) In the current fiscal year, the amount represents the amount recorded to SG&A relating to a lawsuit, and in the prior fiscal year, the amount represents the collection of cash proceeds from a legal judgment, both of which were not resulting from our core operations.

(6) Represents cash severance paid or payable to former executives.

(7) Represents costs associated with the Company's return-to-office mandate.

(8) Represents costs related to our marketing transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(9) Represents costs related to a debt offering the Company evaluated and subsequently decided to terminate.

Reconciliation of Total Debt to Net Leverage Ratio:

	Trailing Twelve Months
	January 3, 2026
(in thousands)
Total debt	$386,000
Less: Cash and cash equivalents	(76,060)
Net Debt	$309,940
Adjusted EBITDA	73,262
Net Leverage Ratio	4.2	x

Contact

Edelman Smithfield for European Wax Center, Inc.

EWCIR@edelman.com